Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

Contact: Jeffrey Rutherford Chief Executive Officer LESCO, Inc. (216) 706-9250
LESCO REVISES FISCAL 2006 FINANCIAL EXPECTATIONS
Company Reinstating Direct Sales Representatives
CLEVELAND, Ohio — July 6, 2006 — LESCO, Inc. (NASDAQ: LSCO), a leading provider of products for the professional green and pest control industries, today announced that it has revised its expectations for financial results for the fiscal year ending December 31, 2006, and has initiated efforts to reinstate the direct sales representative model that was disbanded in the first quarter of 2005. Currently, the Company anticipates net revenue growth of 5% to 6% for its Stores Segment while net revenue for its Direct Segment is anticipated to decline 34% to 35%. The Company previously estimated a full-year increase of 10% to 12% in the Stores Segment and a decline of 14% to 15% in the Direct Segment. Based on these revised revenue estimates and the related de-leveraging of gross profit, LESCO expects to incur a net loss on a consolidated basis of approximately $4 million for the full year 2006.
The lower-than-anticipated net revenues are primarily attributable to the loss of sales to customers who were previously supported by a direct sales representative. During planning for 2006, the Company expected the 2005 decision to disband the sales representative model would result in the loss of certain business in the Direct Segment; however, the Company did not anticipate losing sales from these customers in its LESCO Service Center® locations and Stores-on-Wheels® vehicles. Additionally, as previously disclosed, sales have lagged expectations in the Company’s ice melt and equipment categories, which has contributed to the decline in net revenues and gross profit dollars.
Jeffrey Rutherford, President and Chief Executive Officer stated, “The decision to disband the sales representative program did not adequately take into consideration our customers’ needs. I have spent considerable time talking to current and former LESCO customers, and many have taken business elsewhere because they lost their relationship with LESCO’s sales representatives. Today’s announcement reflects our commitment to customers.”
The new sales representative organization will resemble the model disbanded in 2005, but key changes will strengthen the overall effort. The sales representatives and national account teams will be led by Steve Vincent, Channel Vice President, Golf Sales, and Paul McDonough, Channel Vice President, Lawn & Landscape Sales, both of whom were promoted to these newly-created positions. Messrs.

Exhibit 99.1
Vincent and McDonough will report directly to Richard Doggett, Senior Vice President, Sales. Mr. Vincent and Mr. McDonough will provide leadership specific to their respective customer channels and work with the Zone Vice Presidents, who lead LESCO’s Service Center and Stores-on-Wheels teams.
Mr. Doggett stated, “We are very fortunate to have the loyalty and leadership of these highly regarded industry veterans. I am confident that Steve and Paul’s extensive experience will allow them to lead our sales representatives with a renewed customer focus that will support revenue and gross profit expansion across the organization.”
In addition to the revised revenue estimates, the Company expects a 340-basis-point decline in its Stores Segment gross profit percentage for 2006 versus 2005. Previous guidance anticipated an approximate 200-basis-point decline, an effect of the sale of the Company’s supply chain assets to Turf Care Supply Corp. in the fourth quarter of 2005. The additional decline is driven by lower-than-expected sales, resulting in a de-leveraging effect to supply chain agreements from both direct and indirect suppliers.
Mr. Rutherford stated, “In our model, we create value by leveraging the fixed costs associated with our Service Centers and Stores-on-Wheels through the continued growth of gross profit dollars. The decision to eliminate the sales representatives in 2005 resulted in lost gross profit dollars, which de-leveraged our store model. We recognize this and are now taking steps to remedy it.”
Mr. Rutherford concluded, “Our newer Service Centers, which include the classes of 2004, 2005 and 2006, continue to perform at or beyond our expectations, demonstrating the strength and resilience of our store model. Re-investing in sales representatives will result in expanded revenues and gross profit dollars and should leverage the fixed costs of our Stores-on-Wheels and approximately 1.8 million square feet in Service Centers.”
Revised 2006 Guidance
We currently anticipate the following financial results for 2006:
•	Stores Segment
•	Net revenue growth of 5.0% to 6.0%
•	Gross profit rate (including distribution costs) of 24.0% to 24.4%
•	Direct Segment
•	Net revenue declining 34.0% to 35.0%
•	Gross profit rate (including distribution costs) of 17.0% to 18.0%
•	Consolidated
•	Selling, Corporate and Merchant Discount expenses are in line with previous guidance
•	Net loss, including a tax benefit of 39%, of approximately $4 million

Exhibit 99.1
Biographies
Rich Doggett was promoted to Senior Vice President, Sales in May 2006 after spending two years as a Zone Vice President for LESCO’s Central Zone. Doggett, who has a Bachelor’s degree from Harvard University and a Master’s in Business Administration from the University of North Carolina, joined LESCO after spending eight years at Cintas Corp., where he was most recently Director of Catalog Sales. While at Cintas, Doggett acquired extensive sales leadership, P&L management and marketing expertise. Rich also held other senior-level marketing and sales positions at Cintas and was a black belt in Cintas’ Six Sigma Initiative.
Steve Vincent joined LESCO in a new Service Center in 1987. He subsequently operated a Stores-on-Wheels vehicle for five years before being promoted to Regional Manager. Vincent, with a Bachelor’s of Science degree from Missouri State University, was then promoted to Director of Golf, a position he held for eight years before returning to his current role as a regional manager. Vincent is actively involved in industry trade associations, including holding positions on the board of directors of the Heart of America Superintendents Association (a chapter of the Golf Course Superintendents Association of America) and Common Ground.
Paul McDonough has served in various sales leadership roles at LESCO since 1995, including Vice President, National Accounts, and National Accounts Manager. He has more than 30 years of experience in the lawn care and landscape industry, having worked for a number of leading lawn care companies as well as industry suppliers. McDonough also has a clear commitment to the industry, having served as president of organizations such as Project Evergreen, the Environmental Industry Council of Connecticut, and Ohio Professional Applicators for Responsible Regulation.
Conference Call
The Company will host a conference call and audio webcast with investors, analysts and other interested parties tomorrow morning at
8:00 a.m. (Eastern). Hosting the call will be Jeffrey Rutherford, President and Chief Executive Officer. The live call can be accessed by dialing
866-277-1184, passcode 95202961. Participants should register at least 15 minutes prior to the commencement of the call. The conference call will also include a question and answer session related to today’s announcement.
Additionally, a live audio webcast will be available to interested parties at www.lesco.com. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software. Questions can be submitted either in advance or during the webcast via email to ir@lesco.com or through the Company’s corporate website where a link will be provided on the “Home” page.
LESCO’s culture demands the highest of ethical standards and accountability manifested in full and fair financial disclosure to our shareholders. LESCO management encourages the participation of our shareholders and other interested parties in our conference calls and live webcasts. For those who cannot participate in the conference call or the live webcast, a replay will be available beginning approximately one hour after the conclusion of the event on LESCO’s website.

Exhibit 99.1
About LESCO, Inc.
LESCO currently serves more than 130,000 customers worldwide, through approximately 320 LESCO Service Center locations, 114 LESCO Stores-on-Wheels vehicles, the Internet, and other direct sales efforts. Additional information about LESCO can be found on the Internet at www.lesco.com.
     Statements in this news release relating to sales and earnings expectations, new Service Center openings and profitability, and other statements that are not historical information are forward-looking statements and, as such, reflect only the Company’s best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from such statements and investors should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those projected or implied in the forward-looking statements include, but are not limited to, the final resolution of certain contingencies relative to the collection of identified accounts receivable; the Company’s ability to add new Service Centers in accordance with its plans, which can be affected by local zoning and other governmental regulations and its ability to find favorable store locations, to negotiate favorable leases, to hire qualified individuals to operate the Service Centers, and to integrate new Service Centers into the Company’s systems; the Company’s ability to attract quickly and retain direct sales representatives who are respected in the industry and engender customer loyalty; the Company’s ability to satisfy minimum purchase requirements for branded equipment; competitive factors in the Company’s business, including pricing pressures; lack of availability or instability in the cost of raw materials which affects the costs of certain products; the successful and uninterrupted performance of supply chain services by Turf Care Supply Corp; the Company’s ability to impose price increases on customers without a significant loss in revenues; potential rate increases by third-party carriers which affect the cost of delivery of products; changes in existing law; the Company’s ability to effectively market and distribute new products; the success of the Company’s operating plans; any litigation or regulatory proceedings against the Company; regional weather conditions; and the condition of the industry and the economy. For a further discussion of risk factors, investors should refer to the Company’s Securities and Exchange Commission reports, including but not limited to its Form 10-K for the year ended December 31, 2005.

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